Exhibit 99.1

FOR IMMEDIATE RELEASE	COMPANY	Timothy C. Delmore
	CONTACT:	Chief Financial Officer
218/681-9868
January 22, 2004
	CONTACT:	Shawn Brumbaugh/
Marian Briggs
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT ANNOUNCES RECORD 2004 THIRD-QUARTER SALES

Third-Quarter Highlights:

•      ATV Sales Up 28%

•      Snowmobile Sales Increased 5%

•      Parts, Garments & Accessories Sales Grew 12%

THIEF RIVER FALLS, Minn., Jan. 22 – Arctic Cat Inc. (Nasdaq: ACAT) today reported record net sales of $194.6 million for the fiscal 2004 third quarter ended December 31, 2003, up 10 percent from net sales of $176.2 million in the prior-year quarter. Third-quarter net earnings were $9.7 million, or 46 cents per diluted share, compared to net earnings of $11.9 million, or 53 cents per diluted share, in the same period last year. For comparison purposes, results in the prior-year quarter included the net reduction of restructuring accruals related to Arctic Cat’s exit from the personal watercraft (PWC) business in September 1999.  Excluding non-recurring items, net sales in the prior-year third quarter totaled $172.2 million and net earnings were $8.5 million, or 38 cents per diluted share.

For the 2004 nine-month period, net sales grew 9 percent to $509.5 million versus $465.7 million in the year-ago period. Net earnings were $31.4 million, or $1.44 per diluted share, compared to net earnings of $34.4 million, or $1.51 per diluted share, in the prior-year period. Excluding non-recurring PWC items, net sales in the first nine months last year were $461.7 million and net earnings totaled $31.0 million, or $1.36 per diluted share.

“We’re pleased to report record quarterly revenues that exceeded our expectations,” said Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer. “Contributing to our strong performance were higher than anticipated snowmobile sales, and robust sales of both ATVs and parts, garments and accessories.”

Sales of all-terrain vehicles (ATVs) in the third quarter grew to $67.1 million, up 28 percent from $52.3 million in the same period last year. The company’s year-to-date ATV sales increased 24 percent to $190.2 million compared to $153.2 million last year.

“We experienced growing demand for Arctic Cat’s award-winning ATVs and continued to gain ATV market share,” said Twomey. “With our current 2004 models, we expanded our ATV line to reach virtually all market segments, including the growing sport performance segment, the two rider ATV segment, and the large displacement engine segment.”  The company now offers a comprehensive line of 28 ATV models, ranging from 50cc to 650cc engines.

Arctic Cat’s ATVs continued to earn industry accolades. Its most powerful ATV, the newly introduced 650 4X4 Automatic, was named “2004 ATV of the Year” by both ATV Illustrated and ATV Guide.

The company’s versatile MultiRack™ Platform (MRP) for ATVs earned All-Terrain Vehicle Magazine’s “2004 Best In Class” award under the Best Utility Feature category. The MRP system allows users to quickly customize their ATVs with more than 40 available attachments, including nine customized accessory packages for specific applications in construction, ranching, camping, fishing, landscaping and hunting.

Snowmobile sales grew 5 percent in the third quarter to $100.9 million versus $96.0 million in the prior-year period. Year-to-date snowmobile sales also rose 4 percent to $253.3 million compared to $243.7 million during the same period last year.

In the 2004 model year,  Arctic Cat continued its leadership tradition of snowmobile innovation with the introduction of the industry’s first turbocharged four-stroke snowmobile, the T660 Turbo. This industry-leading advancement offers snowmobilers a cleaner, quieter, more fuel efficient snowmobile along with the enhanced performance provided by turbo charging.

Sales of parts, garments and accessories (PG&A) increased 12 percent to $26.6 million versus $23.9 million in the prior-year third quarter. Year-to-date PG&A sales rose 2 percent to $66.0 million compared to $64.9 million in the year-ago period.

Reflecting the company’s confidence in its financial strength and long-term prospects, Arctic Cat raised its quarterly cash dividend 17 percent to 7 cents per share of common and Class B common stock during the third quarter. At the end of the third quarter ended December 31, 2003, the company reported $64.6 million in cash and no long-term debt.

Outlook

Arctic Cat anticipates reporting record revenues for its 2004 fiscal year, ending March 31, 2004, primarily driven by higher ATV sales.

The company expects 2004 fourth-quarter net sales to be in the range of $120 million to $130 million, compared to $111.4 million for the same period last year. The net loss for the fourth quarter is estimated to be between 3 cents and 5 cents per diluted share versus a net loss of 8 cents per diluted share in the prior-year quarter. Due to the seasonal nature of Arctic Cat’s snowmobile and ATV products, the company sells the majority of its products during its second and third fiscal quarters, and typically reports a small loss in the fourth quarter.

For the current fiscal year ending March 31, 2004, Arctic Cat anticipates net sales will grow 9 percent to 11 percent and be in the range of $629 million to $639 million. Full-year diluted earnings per share are estimated to be in the range of $1.39 to $1.41 versus diluted earnings per share of $1.45 last fiscal year, which included a benefit of 15 cents per diluted share from non-recurring PWC items.

Conference Call

Arctic Cat will host a conference call to discuss the third-quarter results at 10:30 a.m. CT (11:30 a.m. ET) today. A replay of the call will be available from approximately noon CT today until 6 p.m. CT on Thursday, January 29. To access the replay, dial 800-405-2236 and enter conference call ID #565883. The conference call also will be Webcast live. To access this Webcast, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A replay of the Webcast will be archived on Arctic Cat’s Web site following the call.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat® brand name, as well as related parts, garments and accessories.  For more information on Arctic Cat, visit the company’s Web site at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)  (Unaudited)

	Three Months Ended December 31,
	2003	2002
	Reported	Before Non- Recurring Items	Non- Recurring Items*	Reported

Net Sales	$194,618	$172,175	$4,000	$176,175
Cost of Goods Sold	150,637	136,522	—	136,522

Gross Profit	43,981	35,653	4,000	39,653

Selling, General And Administrative Expenses	29,945	23,595	1,000	24,595
Watercraft Exit Costs	—	—	(2,404)	(2,404)

Operating Profit	14,036	12,058	5,404	17,462

Other Income (Expense):
Interest Income	279	452	—	452

Earnings Before Income Taxes	14,315	12,510	5,404	17,914

Income Taxes	4,582	4,003	1,999	6,002

Net Earnings	$9,733	$8,507	$3,405	$11,912

Net Earnings Per Share
Basic	$0.46	$0.38	$0.15	$0.54

Diluted	$0.46	$0.38	$0.15	$0.53

Weighted Average Shares Outstanding
Basic	21,009	22,099	22,099	22,099

Diluted	21,316	22,289	22,289	22,289

* Net reduction of accrual related to September 1999 exit from the personal watercraft business.

	Nine Months Ended December 31,
	2003	2002
	Reported	Before Non- Recurring Items*	Non- Recurring Items	Reported

Net Sales	$509,457	$461,700	$4,000	$465,700
Cost of Goods Sold	390,778	354,234	—	354,234

Gross Profit	118,679	107,466	4,000	111,466

Selling, General And Administrative Expenses	73,186	62,952	1,000	63,952
Watercraft Exit Costs	—	—	(2,404)	(2,404)

Operating Profit	45,493	44,514	5,404	49,918

Other Income (Expense):
Interest Income	690	1,068	—	1,068

Earnings Before Income Taxes	46,183	45,582	5,404	50,986

Income Taxes	14,779	14,586	1,999	16,585

Net Earnings	$31,404	$30,996	$3,405	$34,401

Net Earnings Per Share
Basic	$1.46	$1.38	$0.15	$1.53

Diluted	$1.44	$1.36	$0.15	$1.51

Weighted Average Shares Outstanding
Basic	21,562	22,505	22,505	22,505

Diluted	21,855	22,737	22,737	22,737

* Net reduction of accrual related to September 1999 exit from the personal watercraft business.

	December 31,
	2003	2002
Selected Balance Sheet Data:
Cash and Short-term Investments	$64,642	$86,429
Accounts Receivable, net	43,066	42,074
Inventories, net	103,948	85,702
Total Assets	292,721	291,575
Current Liabilities	88,914	89,396
Long-term Debt	0	0
Shareholders’ Equity	190,674	192,233

	Three Months Ended December 31,			Nine Months Ended December 31,
Product Line Data	2003	2002	Incr%	2003	2002	Incr%

Snowmobiles	$100,865	$96,003	5%	$253,293	$243,671	4%
All-terrain Vehicles	67,138	52,315	28%	190,184	153,179	24%
Parts, Garments & Accessories	26,615	23,857	12%	65,980	64,850	2%
Non-Recurring Items*		4,000			4,000
Total Net Sales	$194,618	$176,175	10%	$509,457	$465,700	9%

*Net reduction of accrual related to September 1999 exit from the personal watercraft business.